Exhibit 5
November 7, 2014	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

Harley-Davidson, Inc. 3700 West Juneau Avenue Milwaukee, Wisconsin 53208
Ladies and Gentlemen:

We have acted as counsel for Harley-Davidson, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 8,000,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), that may be issued pursuant to the Harley-Davidson, Inc. 2014 Incentive Stock Plan (the “2014 Plan”) and (ii) up to 9,000,000 shares of Common Stock in the aggregate representing shares carried forward from the Harley-Davidson, Inc. 2009 Incentive Stock Plan (the “2009 Plan”) in accordance with the provisions of the 2014 Plan or shares in respect of awards granted under the 2009 Plan or the Harley-Davidson, Inc. 2004 Incentive Stock Plan that, in accordance with the provisions of the 2014 Plan, are available or may become available for new grants of equity awards under the 2014 Plan (collectively, all such shares of Common Stock, the “Registered Shares”).

In connection with our representation, we have examined:  (a) the 2014 Plan and related documents; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Restated Articles of Incorporation and the By-Laws of the Company, each as amended to date; (d) the resolutions of the Company’s Board of Directors and shareholders relating to the 2014 Plan and the issuance of Common Stock thereunder; and (e) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that  the Registered Shares, if and when issued by the Company pursuant to the terms and conditions of the 2014 Plan and as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.  With respect to the foregoing opinion, at one time, Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case.  This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Harley-Davidson, Inc.
November 7, 2014

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP